Exhibit 99.1

FOR:		GUITAR CENTER, INC.

CONTACT:		Erick Mason
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
	Investors:	Leigh Parrish, Erica Pettit
(212) 850-5651, (212) 850-5614
	Media:	Evan Goetz, Tyrone Ross
(212) 850-5600

For Immediate Release

GUITAR CENTER, INC. REPORTS 2006 FOURTH QUARTER AND FULL YEAR
TOP-LINE SALES RESULTS

WESTLAKE VILLAGE, Calif. (January 10, 2007) – Guitar Center, Inc. (Nasdaq: GTRC) today reported sales for the fourth quarter and year ended December 31, 2006.

Consolidated net sales for the quarter ended December 31, 2006 increased 11.7% to $628.6 million from $562.8 million in the same period last year.  Net sales from Guitar Center stores were $461.8 million for the fourth quarter, a 12.7% increase from $409.9 million reported in the same period last year.  Comparable Guitar Center store sales increased 1.3% for the quarter.  Net sales from new stores contributed $46.4 million and represent 89.5% of the total increase in Guitar Center store net sales.  In the fourth quarter, Musician’s Friend net sales increased 5.4% to $121.0 million from $114.8 million in the fourth quarter of 2005.  Net sales from Music & Arts were $45.8 million for the fourth quarter compared to $38.1 million generated in the fourth quarter of 2005.  Comparable Music & Arts sales increased 0.2% for the quarter.

Erick Mason, Executive Vice President and Chief Financial Officer of Guitar Center, said, “We are disappointed that our top line results for the fourth quarter did not meet our previous expectations, primarily due to softer than anticipated sales in our Guitar Center retail and Musician’s Friend divisions.  We experienced success with our limited edition exclusives including the Eric Clapton Blackie replica guitars and the Neil Peart drum kits as well as solid sales in hi-tech gear, but continued to see softness in the guitar category.  We expect that our Guitar Center selling margin will be similar to the fourth quarter of 2005 while our Musician’s Friend selling margin will be improved compared to the prior year period as we maintained our planned promotional programs and did not conduct unusual discounting during the quarter.  However, we do anticipate reduced leverage of fixed expenses due to lower than expected sales.  The performance of our Music & Arts division was generally in line with our expectations for the quarter.”

Net sales for the year ended December 31, 2006 increased 13.9% to $2.030 billion compared with $1.782 billion for 2005.  Net sales from Guitar Center stores for 2006 totaled $1.493 billion, a 13.6% increase from $1.314 billion in 2005.  Comparable Guitar Center store sales for the full year increased 3.7%.  Net sales from new stores contributed $130.9 million and represent 73.1% of the total increase in Guitar Center store net sales.  Musician’s Friend net sales increased 7.3% to $391.7 million in 2006 from $365.1 million in 2005.  Net sales from Music & Arts stores for 2006 totaled $145.0 million compared to $103.1 million in 2005.  The 2005 financial information of the Music & Arts division includes the results of Music & Arts from the date of its acquisition on April 15 2005 through December 31, 2005 as well as the results of American Music Group for the entire 2005 year.  Comparable Music & Arts sales for the full year increased 0.7%.

As a result of the fourth quarter sales results, the Company anticipates net income for the fourth quarter will be below its previous guidance range of $34 million to $36 million, or $1.14 to $1.20 per diluted share.

The information provided in this press release is based on preliminary, unaudited revenue information that is subject to adjustment as we complete our year-end audit process.

The Company plans to release its fourth quarter and full year 2006 financial results on February 8, 2007 after the close of the day’s trading.  Guitar Center will hold a conference call to discuss these results and will provide information to access this call at a later date.

About Guitar Center

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  Our retail store subsidiary presently operates more than 195 Guitar Center stores across the United States.  In addition, our Music & Arts division operates more than 90 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students.  We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and website, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to financial results for the fourth quarter and the full fiscal year ended December 31, 2006.  The financial data provided is based on preliminary, unaudited internal operating data that is not final and is subject to adjustment.  We cannot assure you that there will not be adjustments in such data during our year-end closing and audit procedures or that any such adjustment will not be material.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our earnings release for the fourth quarter and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and our Annual Report on Form 10-K for 2005, each of which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.